Scrap Connection Crowdfunding Video v3.mp4 (3m 21s)
3 speakers (Speaker 1, Speaker 2, Speaker 3)

[0:00:13] Speaker 1: Well, I've been in the scrap industry since 2004. My partner Ashwani and I started a scrap trading company, and we built up a nice business trading scrap internationally. One thing that we learned firsthand, and also through others in the industry, is that, if you're successful in this business, then you've had some substantial losses along the way: fraud, contract cancellations, and also issues of material quality. I became quite frustrated with all these problems, and I made it my mission to do something about it, which is why I founded Scrap Connection. Well, I came up with the idea based on a previous company that I founded in 2001, which was a web-based platform as well. As I was experiencing problems in the scrap trade, I started looking for ways that we could apply the lessons learned from my previous business into the scrap industry. So, that's the whole premise behind Scrap Connection, to apply platform technology to solve problems in the global trade of scrap.

[0:01:07] Speaker 2: At Scrap Connection, we've built an innovative platform for companies to connect and trade, with over 1,000 member companies to date. Members use our platform to find trustworthy new trading partners, contact those leads directly, and easily promote their buy and sell offers to other members in the network. Now we're building a business intelligence product that helps companies dramatically reduce trading risks. It'll directly tackle the problems currently costing companies $200 million a year. Future releases will assist with the entire trade work flow, from negotiation to documentation, financial services, shipping, and any post-trade settlements. We believe we can change the industry by creating the most trustworthy trading network in the world. We need the industry's support to make that happen. Through crowdfunding, we can now offer shares in Scrap Connection, allowing others to participate financially in our success. Your investment will be a powerful vote of confidence in our vision.

[0:02:02] Speaker 3: I know Scrap Connection and Chris Yerbey from the Startup Bootcamp accelerator program of 2013. He was part of that group where I was mentor and also used to work at ICE Endex, which is a platform for gas and electricity. The reason why we invested was, one, the similarities between ICE Endex and ICE and Scrap Connection. ICE Endex and ICE started as a startup company 10 years ago and became a multi-billion-dollar company within 10 years. I see the same opportunities for Scrap Connection in the market as a trading platform. The second reason was the team of Chris and the members of their team at Scrap Connection, who have the capabilities to challenge the problems and solve the opportunities going forward.

[0:02:56] Speaker 1: We've established the value of our marketplace over the last four years, and now we're poised to create a killer business intelligence product for the industry. We've got the team, we've got the insight, and we've got the traction. Invest in Scrap Connection to benefit personally from our growth and to have a hand in shaping the future of the global scrap [0:03:12]





Scrap Connection Industry Webinar.mp4 (35m 54s)
1 speaker (Chris Yerbey)

[0:00:01] Chris Yerbey: Right. Okay, so look, first of all, let me just introduce myself. Chris Yerbey, I'm the founder and CEO of Scrap Connection. I started the company back in 2012 and it was, basically, founded on the frustrations that I experienced as a Broker and Trader for many years. I've been in the industry for 20 years. I started out as a consultant, working a lot with the paper industries. I was working four companies, implementing recycle programs, did a lot with paper. Not so much with metal in the early days. A lot of cardboard, a lot of office paper, these types of things. Fast forward to 2005 and I founded a company with a partner, who was based in India, Sherwani Dudst. He and I started a trading company, first started out Brokering. We did that for, about, six years. Then the last couple of years, we have a lot of credit, so we were buying and selling. I've done demolition projects. I've, kind of, experienced a lot of different sides of the business. I was really frustrated because, as I alluded to, in the beginning, based on what said, it was very difficult to find trustworthy contacts, in general. Suppliers, buyers, other Brokers and Traders to work with. It was a huge trial and error learning process. It cost us so much money to be able to get to the right type of people and create those relationships. We saw those problems coming into this. The thing that, really, keeps me going ... Keeps me pushing to develop this company and to build this solutions, really comes from the negative energy of a substantial loss in our history, in our past. We've lost money to supplier to canceled orders or buyers that backed out of transactions. In one go, we lost $150,000 in 2009 on a deal about $700,000 deals. They're the company I was working with, checked them out, we did our homework, obliviously not enough, but we trusted those guys. We got in there, we did full out transactions smaller deals and at some point he came to us with this really great opportunity for a large shipment ... Multiple shipments coming out of the U.S. Going to our customers in India. He delivered on everything, we put a deposit down for one order and then the second order. At the very end of the transaction he just said, "Sorry, man. I don't have your money. It's gone. I can't pay you back. I used the extra money to pay for material at higher prices. I didn't count on having to do that". That was his excuse. End of the day, he pocketed our money and there really wasn't much I could do about it. I was, super, frustrated. I spend a lot of time in some year. I tried legal means to get this guy. I couldn't get the FBI to, even, touch it, because it wasn't a million dollars. I couldn't do anything across interstate bound. We, also, tried every other angle to get him to settle. I looked for ways to go and sue this guy in civil court but he didn't have any assets. Long story short, we've paid a lot of money to the losses in this business. As, I've talked to many other people and lots of friends over the last 12 years, this crap, particularly, I know everybody has a story. That's what, really, blew my mind. I couldn't believe everybody, almost, had a story of getting cheated somehow, losing money. It's always supposed to surround accountability, basically, and people not playing by the rules. That's the reason why, I got into this. This is why I stay involved and this is why we're going to make it happen. I am, really, happy to have you guys on this webinar, as well, as I said, my industry people. Let's dig into this presentation. Let's start right here. I told you about my background. Where I come from and why I do this. I want to, also, tell you what's in it for you, what's in it for my industry people. We've made a really unique offer for you guys. Let me explain why we're doing it. We have over 775 investors, as it stands, right now. Luckily, because of these new equity crowd funding rules, we're able to solicit and sell our stock to the public, for the first time. It use to be only for wealthy people. Now, it's for everybody . To us, it's crucial that we get as many people from the industry to invest in our success. The reason is because we know we're trying to create massive change in the industry, and we know we are going to have the influence that you guys can bring to the table, and connections and so on. Industry investors are, super, valuable to us. You can invest as little as $200 in our company or more. The great this is, we are going to give you credits towards free services with Scrap Connection. You can use it toward you membership, you can use it toward company trade reports, in the future. The bottom line is we're going to give all the money that you invest, in value, back from Scrap Connection, over the next year or two. The great news is, you'll still own stock in our company and if we're successful, as tech company, you could consider returns, in the neighborhood of 20 fold or 100 fold, if we're very successful with what we're doing. I'm going to go through, a little bit of pitch deck, and we're going to a deep dive into the new product. These are the problems we are focusing on. We estimate fraud, people backing out of agreements, the issues surrounding material quality and claims, we've done a lot of analysis on this. We've come up with a figure of, about, $200 million a year is what this costs the industry. I'm, absolutely, sure this number is low, but this is a safe number. It's all ready a big number. These are the things that we're focused on as a company. I want you to think about what it would be like to have this new product, that we're bringing out. Basically, imagine if you could everything about a company's trading habits, before you traded with them. Imagine, if you could, also, report companies, confidentially, that are not, basically, following the rules. Also, consider, if you're a supplier ... Consider this. If we can take your great reputation and put in our company reports. The Buyers can see that reputation. They're going to to be willing to pay more money for your material. Imagine getting better margins because your reputation is able to exported, all around the world, instantly. Finally, I think, this is very key, once we have a way for banks to assess risk they will be able to put more money in our industry, which means the cost of money can go down, substantially, because there will be more competition. If you a buyer, imagine, the same thing, from the trading habits. You're able to know everything about a companies trading habits before you get started. You could report bad companies, as well. Imagine being able to look at a score card, if you will, about suppliers. If you could envision knowing, a little bit, about how the quality of their material is, they you get amounts of how much volumes they're trading. I think that's, quite, key for most buyers. Finally, consider this one. This is a big one. Consider being protected from fraud, completely, by insurance cover. That's something, quite, massive. There are not, really, any insurance companies that will write a policy against being cheated out of funds for a deposit not being paid back. However, once we create a product, where insurance companies can evaluate risk between two buyer, or buyer and a seller; we are sure that we'll be able to get insurance cover for transactions done through the platform. I'm going to exit this for a moment. This is a mock up of the reports. Let me, just, pop of out this. I'm going to open up this window here, and enlarge it, so I can get in and get focused down on it. This is the product that we're working on. I'm giving you guys, first look at it. Consider it like a credit report. Expect, it's not about, whether or not, the company's trustworthy enough to loan them money. It's about, whether or not the customer is trustworthy enough to do business with them, trade wise. How did they treat their customers, with the suppliers, what's their history if trading, how long they've been in business. These types of thing are all right here. The first section of this report is, basically, all the company details. You can imagine that we're going to track all the different locations and have a list of people that work in certain positions that are key for your business. You'll be able to have contact numbers, email addresses, etc, from all of our companies. You'll be abl to loo up and see what kind of materials that these companies deal in. You'll have a comprehensive list of everything that they're selling every month. It makes it a lot easier when your looking for that new supplier or new buyer. The third section is all about verification. For those of you, that are all ready members of Scrap Connection, you know about this. We do verification checks on companies. We check to make sure that we know who the person is, we check to make sure the company's registered, and we check a lot of other things around it. Support the fact that this person works for that company. We do it for you safety as Scrap Connection members. That information will appear in these reports, as well. Here's the meat of the report. Here's the best part of it, right here. This is the trade reputation. This is what we're envisioning, right now. Love to get you feedback on this. You can take a look at the top, you'll see trade score with the overall score 4.7. We also break it down. This report is on a supplier. Look at material quality, they have 4.9, their communication 4.5. Claims processes, so how do they handle claims? Also, we want to keep track of thing like, how many canceled agreements that they had in the last six months, or how much money are buyers submitting in claims in ratio to what they're trading, for example. Also, maybe, how many, unresolved claims. Claims is a part of business. There's secrete to that. If you've got three or four unresolved claims it might be a little bit more risky than a company that has one. If you'll scroll down, you could, also, see their transactions, which have been reported to us. These are the transactions that reported to us. The company who we're creating this report for, or their trading partners, we gather this information, completely, confidentially. We never share it. We never give away who told us what about which company. That never happens. We gather it, confidentially, then we produce this report, so you could see, on these dates they traded these materials. Here's the size of the shipment, here's the overall score. Here's what we based the whole score on. This is the beginning of this project, so please pop in any thoughts, you have, on how we an improve this. The last section of this report ... Well, first of all, sorry, there was this market trades ... Monthly trades, where we show the volumes of the company. Then, finally, the last sections comes from customs data. This is publicly, available, information. Here, you would see the list of their suppliers or buyers, only if we are able to capture that from a publicly available source. We're going to buy data from multiple sources trying to aggregate that all together, so you have everything in one report. In this case, you might be able to look at that and say, I know couple of these companies. Pick up the phone and give them a call or check a reference, if you want, on your own. Of course, we're trying to do that with our whole product. The idea is, that we do the ref. Checking, for you. We'll supply all this information, as well. That is the product. I'm going to
.... Let me switch back, now, to the presentation. Let's see here. I want to ask you to think about something, with me. I'd like for everyone to consider, how much money has your company lost in the last 10 years to fraud, people backing out of agreements, and/or problems with material quality. So, unresolved claims or issues about, some people might say; it's exaggerated claims on one side, it's unresolved on the other. You know the story. Think in your head. Go back 10 years and say, how much money have I lost over the last 10 years? Make that approximation. Put it in your head. Think about it. What is 5% of that number? Imagine, if you invested, just, 5% of these losses into the solution to the problem, itself. That's really what we're asking you guys to do, here, today. Let's say, you figured, you lost $100,000 over the last 10 years, which is a super low number. Congratulations, if you're that lucky. What if you put $5,000 into this? What you'll end up doing is, you can reduce your company's losses going forward, because you're going to have access to the product, anyway. A lot of if, based on credit score, because of your investment, but also, we're solving the problems for you, in the future. That's what we're trying to do. We're trying to fix problems for the industry. That's why we need your support. Secondly, I want you to consider the return on investment. If we, as a tech company, are successful, you can consider a 20 fold return, quite, easily. Maybe even 100 fold return, maybe even more. The point of that is, that you will have invested the very beginning in a company, that's solving massive problems for our industry, and if we're successful, you can make back all your losses, maybe even more. Let me explain how this works. A lot of you, obviously, are not aware of tech companies and how in the world people make money with these types of investments. I tried to put together a scenario, for you here. Let's, first of all, think about how much money Scrap Connection, as a company, could earn in five to seven years, per year. If we, just, focus on those three problems, by the way, we actually have a lot more things on the drawing board than the solutions to those three problems that cost the industry $200 million a year. If we just focused on those and let's say Scrap Connection can reduce these losses by $50 million a year, because we cut out fraud, we bring accountability into the market, we created more transparent way of trading, so you have less problems with claims. Imagine, then if we're pricing this right, we're going to be earing, about 20% of the value we create, otherwise, we're not pricing it correctly. Tech companies earn 60-80% margines. They're hugely profitable, because your incremental costs are low. If you're looking at a gross margin of seven million, in this hypothetical scenario, and you look at ratio that comes to 21, it squarely puts evaluation of Scrap Connection at $147 million. That's like a 3000% return on the investment. $10,000 invested can become $300,000 and that's how it works. This is an all or nothing type investment, typically. Tech companies, you put you money in, and you either don't see it again, and that was great and you tried, or you have a huge return. That's the type of investment that you need to consider for tech companies. If you're interested in going further into that, and you want to diversify, we can help you with that late on next week. We got another webinar coming up, so I'll tell you about later. I wanted to put some examples up there. Let's look at Alibaba. Let's look at Intercontinental Exchange, they're a spot market and a future market for commodities, where our, initial, investor comes from. We use to work there. They're funds put over $400,000 in our company, so far. If you would have invested $10,000 in any of these, three, companies, you can see what it would be worth today. This is the kind of return that you could consider for a tech company. Honestly speaking, I think if we all do this together, if the industry, just, gets behind us, and we all work on this together, we can make this happen We can create an amazing company. That's the presentations. The next step is ... Please take a look at our refunder profile and get involved. Let me click the link, here, quickly. I'm going to show you, just for visual purposes, this is what you should expect when you get to refunder. We have this entire profile. We can go into great detail about our business. There is everything you could want to know, right here. Also, there's a Q & A tab, as well. Please go this and when you are ready to invest, there's a green button. That's how it works. I'm going to pop myself, back, on the screen now, in just a second. I'm going to take your questions. We have, looks like about 20 minutes left. Let's see here. Great. Okay. Let's have a look here. I'm just scrolling down through these questions. By the way, take a look at the questions, guys, that have come about, have come up on the questions and answers page. You can vote those up. If there's something that somebody else has asked, that you think is interesting, and you want to know the answer, just go ahead and vote it up. Let me just take a look here. I'll just go over the to question. This is from Yoshi. I'm very much interested to know the most possible way to recovery money from cheaters. If the victim produces documents, such as, genuine proof, today there's no legal procedure to help victims get their money back with losses. Cheaters are moving freely without any fear of punishment. I know all about this, as I've mentioned in the beginning, first hand. We had the but we, unfortunately, lost too much money to people who, don't play by the rules. That's the problem we're trying to solve. We thought about this from many different angles. I think the first step is creating more transparency in the global market. People to hide behind international boundaries when they cheat. If I wanted to be a bad guy, I could cheat somebody out of $50,000 in another country and, probably, they're not going to come after me. This is the way people think. Sometimes, you, kind of, get nickeled and dimmed with these types of things. We want to create some transparency in the market, so that you, quickly, report people that have cheated you. There is also, by the way, a huge incentive for them to solve that problem. If they cheated you, they're not going to solve it. There's a lot of losses we have, people back out of commitments and they get called cheaters. You can use our platform to, basically, report that. This is one way to bring some resolution to you problems. Ultimately, what we want to do, as I mentioned earlier, we want to see insurance cover for fraud. We've been talking to Radius and a couple other insurers. We've been given some specification for how we need to ... What kind of volumes we need to have for our platform trading before we would be eligible for that. Once we get these company reports together, where these insurance companies can assess they risk of trading partners. If you do business with a company that considered trustworthy, on our system, and there is a problem, you would be able to cash insurance against that. This is what we're working on. What I've, just, described is something that's a few years down the road. This is where we're going with this. I'm going to take a look and see what else we have here. Okay. This is an interesting question, by Chris Campbell. Do you have and intention of incorporating blockchain technology? Yes, but I don't know, exactly, how we're going to do it just yet. I, do, understand blockchain technology. It's really an interesting area. Especially, a transparent ledger or transaction, of any type, that's available publicly and globally. I, do, envision a away a that we could use it with smart contracts for trade. I have some rough ideas about it. I, do, have a contact, in the industry, who knows all about blockchain technology. As we get a little bit further along, were going to, definitely, look into bring that into what we're doing, as well. Next question, by Trent Hung. Are all your figures based on U.S. Scrap trade, and do you have a domestic only, figures? The global scrap trade is about $250 billion business. This is what we were focusing on in most of our research, because we see the largest value that we could provide, immediately, is in this area of international trade. On the domestic side of things you have less of a problem with cheaters, because anytime you're within a region, you can simply hop in a car and go handle the problem or settle problem, right? I don't have specific figures on U.S. Scrap trade. We had to look at it globally. I'm 100% sure that no matter where you're at, no matter how far your buyer or seller is, or you prospect, it would be valuable to know how things are going with your business at the moment in time when you get ready to distribute. It doesn't matter if they're based halfway across the country or halfway across the world. Next question is, will you, independently, verify information purchased for publicly available sources? This is by Scott. Yes. We will purchase the data that we can, in mass. Mostly customs data but also, data about companies, company details. We'll get all the information , we can, from various sources and bring them in for one product. Some items might need to be verified and we'll check this things. For example, we want to always check the company registration. Make sure the company's in business. Make sure they have a trading history. For example, we do those checks behind the scenes. If we bring in a lot of data that shows they are in the export business, so obviously, we know that they are experienced in business. Another question by Bolshie. What if someones wants to harm you with false declaration on your day job? I understand you question. In other words, What if someone wants to black shot at their competitor by creating a bogus complaint, or something like that? When you talk about the company trade reports, remember, that's information that's been submitted to us and verified. So, we know the transactions have taken place. We've contacted both parties and we've gotten feedback from both parties. They've, essentially, confirmed the transaction. The only way that you would be able to enter in a negative claim is, if you'd actually done business and verified business, that we've checked. That's the only way that would enter into there. We do that, specifically, to stop that type of a problem. When deals go wrong, there's always two sides to the story. What we don't want ... Or both companies, just, bashing each other and getting negative ratings. What we're going to do there is we enter into a claim. A resolution vote. Our future product, that we envision, for that. Basically, is a for us. Like a mini arbitration, for us. We bring the companies together and we help them sort the differences out. In the end our goal, as the platform, is not the success of one company or the other. It's the success of both companies. It is the success of transactions happening between those parties. We're going to work to try to create the smoothest trading process possible. Let's see what else we have. Ganesh says, I'm interested in the platform. The only problem is that the volume, in which things handled, are much higher than what I handle locally. Say, I handle 50 metic tons a month, regularly. I'm from Chennai. We are focusing on the, initial, stages at the larger companies. We're, really, looking for companies that can at least trade a truck load a week. That's already kind of small. If you fit into that area, then okay. We can, definitely, see putting together a report. As long as, there's some trade history that can be, independently, verified we can build up a report on your company. For example, if you're looking for other companies to trade with, there will be some smaller companies, we're going to make that, quite, visible so you can understand volumes that these companies are trading. Doesn't have to mean that they're doing 10,000 tons a month. It could mean they're doing 1,000 tons a month, for example. That's, just, all kinds of businesses around the world. I see a question from Maget. I wan to by some scrap copper to manufacture cable wires. Go to Scrapconnection.com, setup an account. We have copper supplier there. Let's see what else we have. Okay, this question from Ranod. How do you plan to grow the business in the next 12 months? Our main focus is going to be in building the products. We have two products schedules for production release this year. One of them is the Trade Reputation Report, that I went over with you, today. The second one, is shipping quotes and booking database. An engine where you can go in and look up prices for shipping in various shipping points. You can even book it on our platform. We're trying to roll both those out this year. Business wise that's going to mean additional revenue to the company, because we'll have additional revenue streams, coming in. We're really aiming towards a breakeven sometime in 2018, the latest 2019. Our focus will be, first, build the product and then scale up the people the work in sales, basically, and marketing so we can onboard more people and grow the whole platform. I don't see anymore questions but look, I really appreciate you guys taking time. If there's anymore questions, just, pop it in. Okay, wait a minutes, there's one more. Here we go, this is from Thomas. Scrap metal business is kind of a mine field, especially, online. I've used other web serves before but, still, the data wasn't reliable. How is Scrap Connections going to be different from others? Will Scrap Connection be helpful for new startup traders? It's, really, difficult to find reliable and trustworthy traders online. For sure we're going to be very valuable to new guys. There's no question about that. As I mentioned, in my history, when my partner, Sherwani and I, started our brokering business, it took us a long time to get to the good people and build up the right contacts between India and U.S. Basically, as a member of Scrap Connection, all ready, for only $50 a month on our platform you could have access to verify companies. Companies that we've checked out. Immediately, you get 200 or 300 new contacts just for that. It's all ready valuable for somebody starting. As we get the company reports out you're going to get even more, rich, data. The bottom line is, you'll be able to know which new trading partner you should focus on. You're not spending you time running down all you leads, basically. Another thing you could consider, as well, and everybody could benefit from this, if you guys are checking somebody out; you've got a new contact, but they're not listed in Scrap Connection and you want to see them listed in Scrap Connection. You wan to see that kind of data there. You can let us know who these companies are, also invite them to Scrap Connection. Tell them that, before I trade with you, I'd like to know that you're verified, we'll go and do all the due diligence for you. The output in just a few days. You'll get a report and you'll know that we've checked these guys out and they're good to go. I think what's, really, cool about that is, nobody likes to share their trade information with the public. You don't want your competitors knowing who your buyers and sellers are. I think it's, quite, ideal that we gather that information. We do know this information but we're bound by, confidentiality to never share that with any of our other members. We gather that information. We do the checks and then when we tell you, we've checked it off, we show what the results and feedback was. You can count on the fact that is was done the right way. The other part of the question was, how will we be different than others? That's a good question. There are a number of other websites, out there. You can talk about Alibaba, which is, even, where I started when I was trading and doing brokering first time I lost a couple of years of my life. Using Alibaba to try to find leads. You have Alibaba on one side the big platform, BDB platform, and then you, also, have companies like Scrap Post, Scrap Monster, Recycling.com or Recycling.place, I think it's called, now. I think what different about us is that we're, really, focusing on trying to solve problems, really, around this trust issue. I think that's our main differentiator. We, really, care about verifying who these people are, who our members are, and getting to the bottom of the problems, and reporting back the information that we received. No one is, really, getting into that level of detail. I think that where we're, really, different. We have a market place, all ready. You can list offers, list demands, you can contact trustworthy companies, check news, and market prices. All that stuff we have, like a lot of our competitors but we're, really, going to go deep on this trust thing and we're, really, going to try to tackle this huge problem, that we have, in the industry, with losing money around fraud and unscrupulous business practices. I think that's what makes us the most different. I got a question from Jane. Hi, I'm interested in your platform. Do you use real time BL Data through eight ? That answer to that is, no, not yet. What we're going to do, in the beginning, we've already started working on this, we're building up PDF version of these company reports. Before we launch this, we want to have 25, 50, maybe even 100 companies, that are full verified, before we launch that product. We're going to do a lot of that work in the beginning, by hand, just manually. We have an office in India. We have some guys, there's people that are working there, we're going to scale that team up, as well, to knock that out. We want to create as many of these reports, as we can. An offline formate and then offer them on the platform to get the ball rolling. We're a tech company, so we need to test the market to make sure that people are going to buy the product. We want to build the, actual, dynamic products in the future. Once we get positive results from that test run, then we're going to dig in and start building a dynamic product. Then, yes, we would like to get real time data. As real time, as we can get. If you have some ideas, some sources for that, please let me know. We're going to dig into that, quite, heavily, in the near future. One more question. Anybody else, please, pop a question in. Remember we're giving away a couple of free memberships today. Also, please, vote up the questions that you like, as well. Let's just see what else we have. The last one here, it looks like. I want to buy a scrap copper. Demands copper wire. He all ready said that. Yeah, I think that's, actually ... As I mentioned, that is something that you can check out on ScrapConnection.com at the platform as it is exists today. I'm not sure how many of you are aware of the platform but we have just about seven minutes. I've give you a quick run through for those of you who haven't seen the platform before. Just want to give you a quick tour. This is our current product. We've been working on it for a couple years. We're really proud of it. Poonam, in our office in India, did such a great just aggregating data from all around the web. So, it's lots of great news that come through this. On our news sections this is the feed. You can see events, you can also see what people post, offers and demands. Dashboard view, here. You can see a little bit of what's been offered on our platform, recently. Prices, we have a pricing section, as well. I think the most important and most popular platform is the offers area, where verified companies, only, are able, here, to list the materials that they have for sale. All of these offers are matched, automatically, with companies that are interested in buying these materials based on their preference. We have about 1600 companies, now, that's members on our platform. What other key point about out product, as it exists today, you can all ready see the beginnings of where we were going with company trade reports. In our companies list, you can see which companies have been verified or not. I'll, just, randomly pick a company here. AMK Steels from Pakistan. You can see, more or less, at a glance, details about the company. In this case, they've listed what they're selling. You can see the people that look at this company, what their positions and you can contact them through our messaging area. Most important point, though, is what we verify. You can see, here, the checks that we've done on these companies, in order to get them the verification badge. Somethings have been completed, something haven't. You can see, here, what we've checked off. These are, also, the materials that they carry. We, also, have a messaging area. I'll pop open real quick to show you, it's all about conversations, people communicating around offers and demands. I made up a mock up conversation, right here, between Brenden and me. You can see how that goes. If you're not a member or Scrap Connection, please, go ahead and joint. It's free to have to basic features. If you want to get access to the trading area, its' only $50 month. Everybody, listen, thank you so much. This is something that we've been working on for over five years. It means the world to me, and to Brenden and I, and to all the others at Scrap Connection, that you have taken the time to get involved and find out what we're doing. Please, take a look at our refunder profile for all the details on the equity crowdfunding campaign we have going on. Also, keep in mind we have two other webinars, coming up. One is coming up later today in about two hours. That's a webinar for investors. Basically, non industry people. It's kind of more of a high level discussion, we go a little bit more into the growth, the financial, things like that. How we're going to scale the business out. That's all going to be there. One thing I thinks, really, crucial next Thursday, we're hosting webinar. We're going to have at least one expert, Randy Gordon. I think, now, we're going to have a second one. You're going to be able to learn a lot about this great new investment opportunity, equity crowd funding. I'm starting to get involved in it, as an investor. It's a huge opportunity. Use to be only the wealthy people could participate and investing in companies like ours, but not it's open for everybody. You need to understand the risk, you need to understand the strategy. We're going to lay all that down on the line for you on next Thursday. Thanks a lot guys, I really appreciate you time and I hope to see you on the next couple webinars. You guys have a great rest of your day or evening, [0:35:53]



Scrap Connection Investor Webinar.mp4
(38m 10s) 1 speaker (Speaker 1)

[0:00:01] Speaker 1: Okay, looks good. Again, thanks a lot for taking time to take a look to watch this webinar. Thank you for your interest in our company, Scrap Connection. In this webinar, I'm going to go through the investment opportunity investing in our company. I want to walk through a little bit, go through at a high level about our company, the markets that we're gonna be servicing, a few statistics. I'll just walk you through the reasoning for setting up this company to begin with, also give you a small tour of the product. Then at the end of this webinar we'll have a Q&A section. If you can while you're thinking of it or if you come up with any questions along the way, just scroll down below. There is an orange button, says add, or ask a question, or suggest a topic. Please just pop your questions in there and then at the end of the webinar presentation period, we'll go into the Q&A section. Okay. Before I begin with the presentation, I want to answer a question I get quite often. The question is why in the world did you start this business and why are you trying to build this platform for scrap trading? The answer is this. I've been in the recycling industry for 20 years. Straight out of college, I worked as a consultant. I used to work for ... Sold material to a lot of paper recyclers, so I was already doing the early stages with one side of the supply chain for exports. Eventually around 2005, I moved into import/exports and focused specifically on the steel scrap industry. I had a partner who was based in India, actually still my partner today, and we started up a trading company back in 2005. We really thought this was gonna be quite straightforward and easy to do because I had contacts from my business in the recycling industry in the US. He had amazing connections with factories that are looking for recycled metal scrap in India. Seemed to be such a great business opportunity and so we go then full steam ahead. What we found out the hard way, that the business itself is full of problems. We learned those lessons. We learned those lessons by hearing the stories of our other friends in the industry, but we also learned them first hand by losing quite a bit of money to different types of either fraud or unscrupulous business practices. Yeah, to answer the question the reason I do it and why I stay with it is quite simply because I want to build a product that will create a better way to trade globally so that other people don't have to suffer the losses that I had to. When I say suffer, I mean losing money is a very emotional experience, so it's a very real thing. You're trusting somebody with your money and to walk in to lose 100 grand or more, I know people have lost millions, it's really difficult. I have a way. I have a vision for how we can change that, and that's simply why I do it, and what keeps me going. I'm gonna jump into a presentation. I will also walk you through the business case and investment opportunity. I'm gonna switch my screen. Just a moment here, everything. Gonna add in the split screen, and I'm going to remove myself just so that the people watching this on a smartphone will be able to see that deck a lot easier. I'll be back in a moment. Okay, here we go. Let's see here. One moment. I'm going to ... Here we go. Slideshow. Some reason, it's not starting on the other monitor. Let's see if it will go here. Just a moment. Having a small technical difficult it seems. Give me just one second. I'm gonna switch screens. Let's see here. Okay, now here we go. One moment and I will ... Okay, there we go. Looks like we're on track now finally. All right, so Scrap Connection. That's my company. We started it out in 2012, so five years ago. Our mission is to quite simply become the most trusted platform for the global trade of recyclables. You can think about an eBay of sorts for all industrial raw materials. We specifically focus on recyclables because that's the industry that we know the best. Yeah, we have a platform today. As I said, we've been around for about five years. Some of the people joining are members of our community and thank you for that. We have over 1,600 members today and we're quite simply, and currently, the current technology is a marketplace where people can list offers or list their demands, what they're looking to buy or sell. You can also find new trading partners in our database of companies. We have about 2 or 300 fully verified companies. That's one of the things we really do is try to verify as many of those companies as we can. We also have a messaging app with market prices, industry news, et cetera. I'll do a quick little walkthrough of our website for you. Let's see if I can bring that over. You could see here this is the desktop section where, or sorry, the dashboard where you have prices, also offers, demands. We have news. Poonam in our office in India is really good at aggregating news about the scrap industry from around the globe. We have a really good news section. We also have prices as you saw. The most important thing and most key item on this platform is the offers page because this is where all the business is done. People that are members, verified companies can deal with each other through this trading section. They can go through and select materials that they want to buy. They can also list items that they want to sell. In our directory, you can get a glimpse of the future of product that we're building, which I will touch on while doing this presentation. This is our list of verified companies. In fact, if you can, this is continuously a scrolling page and we can scroll quite some time. Let me just show you how the profiles work. A company that's looking for a new trading partner is gonna want to have some information about them before they start doing business with them. We try to bring that information here. Of course, you can see the people that are working there. I think most importantly though, you can see the items that we verified about this company. That's quite key in our industry, and I'm gonna explain why soon, but we have big problems in our industry with finding trustworthy trading partners. There's a lot of main issues that we're trying to solve, so we do these verification checks for the benefit of our part members. Okay. Let me just pop back over to the presentation. One moment. Right. This is a little bit about our company so far. As I said, we have about 1,600 companies total, but we started out with around 100, 150. In the last couple years actually, we've added almost 1,600 companies. We are in about 80 countries totally. The latest number was 80, but it's probably a little more now even. We've also seen an increase in our site traffic by more than sixfold, so we've got some traction, which is quite exciting. Now here's the problems that we're trying to solve. In our industry, we suffer from problems with fraud where people are actually setting up deals where they can then walk away from the deal, and take the money, and run. I mean this stuff happens. Of course, it's not that it happens every day, but the problem is that the lawsuits are significant. Like I said myself, we lost 150,000 actually in a order that we were working on, which was valued at about $700,000 back in 2009. In the end of the trade, the guy shipped all the material but the last 20 or 30 containers, and just said that he didn't have anymore money, and stopped the whole transaction. We couldn't do anything about it. I couldn't get the FBI to pick it up. I couldn't find anybody to prosecute the guy criminally. He didn't have any assets. We couldn't sue them. Anyway, this is not just a problem that I've experienced, but the thing is I've talked to so many people over the last, at least the last 12 years or so that I've been in the import/export business. Everybody has a story about losing money to fraud or one of these other two categories, contract cancellations for example, or problems with material quality. We actually did some estimations on what this all comes out to be and what's the actual cost of this in the entire industry. Our scrap industry's about a $25 billion global market and we estimate that at least $200 million are lost each year from those three main problems. This is what we're trying to address. We're trying to solve these problems that I've experienced first hand that other people in our industry are experiencing on a daily monthly basis. We have another key element of what we're doing is we looked up some surveys just to confirm this, but I know for myself it was always difficult to find trustworthy new trading partners, especially starting a new business for the first time. It takes a long time to filter through the people that are dishonest. When you have that kind of a problem, it creates a lot of fear in the market when there's fraud involved. 80% of the people that we've surveyed in the industry, several hundred people have said that they find it difficult to find trustworthy new trading partners. That's a really really massive number. In fact, we just did a survey on our last webinar with people in our industry. There were 11 people that responded and every single one of them said they have difficulties finding trustworthy new trading partners, so we're trying to solve that problem as well. The solution is this. We're gonna build this new product. This is why we're raising money through Wefunder. This new product is basically, it's the trading reputations of companies, but in a report. You can think of it kind of like a Dun & Bradstreet or a credit report if you will, but it's not about the credibility of a company financially. It's about the credibility of the company in how they treat their customers in trading, or how they treat their suppliers. In each of these reports, you'll have bill history. You'll have a list of customers that we have from public information. There'll be also transaction feedback ratings, so that's quite key. You'll be able to see what companies, vendors think about them, which is very important in our business. Then also we show the checks that we're doing of all the documentation that we receive from the company. We verify everything that they'll send our way. Now, the benefit of this is that companies are able to find trustworthy new trading partners quite easily. They're also able to monitor the existing relationships. It can be the case that quality starts to go down or starts to decline with a company. If you could see that in a report, then you can anticipate problems before they happen. It's quite key. But also the reports can be used to check competitors. If you're a scrap recycler, you may want to see how their reputation is faring against yours. You guys are competing for the same buyer, so that's another aspect of this. But the bottom line is we really want to create a system where you have trade, but with accountability. So you have trusted companies coming together under one roof trading with each other and there's accountability to do the right thing. That's really a key aspect of what we're doing. This is how the whole product works in three simple steps. First of all, you go into the product, which you've seen, which is our marketplace, and you can search for members for leads, for business opportunities. Then with our new reports product that we're bringing out, you'll be able to evaluate the leads with very in-depth data. That's gonna be really a game changer for us as a platform. Then finally, you trade through the system with the counterparty so in the end, you'll be able to get feedback after the transaction. They'll get feedback. We'll gather the information confidentially and then we put it in the reports. Our revenue models, currently we have a freemium model, which means we have free services, and then we have paid services. Free services are things like news, pricing, events. You can see a bit of the marketplace as a free member. You can't exactly see who all the members are unless you pay for the monthly membership subscription. We implemented this in October of last year. We charged $50 a month per user. We purposely are keeping the price low because we want to charge something, but we don't want to discourage people from becoming members. So $50 a month, it seemed like a really good low figure, but it also keeps a little bit of riff raff of you will out of the platform as well. Then on top of this where we additionally earn our revenue is through paper use items. We're gonna have multiple different products on this platform, all centered around trade. Each one of those would be individual profit centers. Here's an example of some of the different items that we have either in place or on the drawing board. Of course, we mentioned the subscription fee, but also we're going to be bringing in more trading of financial partners that can also do trade finance with our customers. We have a partnership with one company which does escrow services. We want to add many more. We'll be able to earn a commission from all the trade that's facilitated through those partners through our platform. We also plan to have inspection services, which are inspectors that are hired by the Scrap Connection, by the independent parties who inspect the quality of materials. We will be able to earn from each of those bookings for those inspectors. I think the biggest thing coming up is gonna be the detailed trade reputation report. That's gonna start we're aiming for the end of the second quarter of 2017 to have the test version out in the market to test the feasibility of the project. But we've got a lot of feedback already and we're quite certain this is gonna be our big breakthrough product. That's one we're actually raising funds for that development. Then also shipping as well. We're gonna have shipping where you get shipping quotes and also do bookings. There will be commissioned earned from this as well. As far as growth and where we're going with this, of course we have a quite detailed plan about where we're headed the next couple years. But at a high level, we just want to encourage people to trade with each other. The reason, we used to charge a percentage fee on transactions. We eliminated that and went to the membership model because we want more and more people to trade. That's working out quite well. We're gonna introduce the trade reputation reports in the coming year, and also the shipping quotes, and booking engine in 2017. The idea is after we've done those things, in 2018 we're really gonna work on building strategic partnerships, offering more services. Ultimately, hopefully by the end of 2018, we'll be able to reintroduce the transaction fee, which would be a huge revenue boost for the company by that time. We used to charge about 1%. This would be a 10th of that, but still at volume, at scale, this is a great revenue stream for us as a company. Now these are from our five year projections, six year projections or so. These are the summaries of our profit and loss. As you can see, in last year and this year, we're gonna be plowing a lot of money into a development. You'll see that in the HR cost in the wealth development. HR cost's also gonna be building up the marketing and sales engine around the products that we're developing. We're really aiming for break even in 2018. That's where we're trying to go and from that point, we expect to see the company start to scale out, and profit more, starting to increase, overall profits starting to increase. This is where we see ourselves in a few years. Let me tell you a little bit about our team. I've been in the scrap business itself for over 12 years now. As I said, I've been recycling for 20. David Kelly's our CTO. He's also quite an experienced guy. He's been around the block a few times, so he's not new at all. He really understands technology development, Ruby on Rails, et cetera. Brendan Jones is as he says the Swiss Army Knife. He does communications marketing, but really just about every other thing under the sun that we can do. This is our Amsterdam team, so this is the people that we have in our office in Holland. We also have a office in India and one person in Pakistan as well. My partner, Ashwani Dutt from my trading company, is also our country manager for India. He manages our back office operations there. Right now, we just have Poonam working there, but we've had a couple people in the past and we can scale that up in time as we start to grow the company. His job will really to be oversee a lot of back office operations that we're going to have hosted there. Also, we'll have technical support for Asia based in an office as well. Hasan is, well he's been with us from the very beginning, and he's an amazing amazing guy. He actually built the Pakistan market almost single-handedly. He's really incredible. To give you some kind of understanding of our progress, 2012 when we launched this company, we joined the Startup Bootcamp accelerator program. It's a TechStars affiliate for those of you that are familiar with TechStars. We were the first pick out of 525 applicants. We're quite excited about that. We're very honored about it. We went into the program. They gave us a lot of traction and momentum. We launched in June our first product, which was June of 2013. It was a off the shelf product, very minimal. The whole purpose was just to put it in front of customers, and get some experience to learn firsthand about what our customers are looking for in market. It's one thing to tell a lot people that you're going to build a product. Everybody says, "Yes, it's great," but you have to actually build something, and let people interact with it, and then they can start to tell you how to make it better. In 2013 around fall or so, we closed our first major investment round. That was actually a $330,000 investment round. It's more around 400,000 now total. This was from a company in the Netherlands, Invest. The principal of that company used to work for Index, or Intercontinental Exchange. They were once a startup about 12 years ago and nowadays they're a multibillion dollar company, and Thomas works for them. He saw some great potential in what we're doing and just one day invested in us. We took part of that money and built a custom made product from the ground up. That's when we got David involved for the first time he joined the team. In November of 2014, we launched a brand new product. It's the product which I shared earlier in this presentation. Well, in July we reached a goal of about $10 million in trades. We've seen a lot more since then. Well, in August we were at 1,000 companies. But as I said, we're at 16 companies now, 16,000 companies now, so growing quite rapidly. This is a look at our competitors. There are several competitors in the market. Alibaba's not actually on this list, but they're quite a big one. But they're quite of a broad focus. We consider ourselves more competitors with Scrap Monster, Metalface, Scrap Post, Recycling Place. You can see here that according to this chart, I hope it's quite easier to see, have pretty much everything that the other guys have collectively, and plus the plans for developments are things that they're not even on the drawing board for our competitors. So we like to think of ourselves being ahead of the competition in this regard. In fact, a lot of companies have come and gone in the last five years, and these are the ones that have stuck around, so these are our real competitors. For most people to get an understanding of how in the world we have a US company, we're doing a US crowdfunding campaign, but we're based in Amsterdam. Well, the answer is I'm from the US originally, but I've been living in Holland for seven years. This is why we have the company located there. But actually, locating a company that deals with international trade in Europe is absolutely ideal because the overlap is amazing timezone-wise. In the mornings, I can deal with people on my team in Asia. In the afternoons or evenings, I can start to work with people in the US. So that really allows us to cover the entire trade links for international trade quite well. But we are a US company. It's a Delaware based company. We're based, headquartered, in Alabama. That company functions mostly for now as a holding company because almost all of the operations are going on in the Dutch company, which is known as a BV in the Netherlands. There's really some great benefits to being a Dutch company. We've been selected, well the platform received this WBSO status as an Innovative Company, which means that we also will receive great tax benefits on the IP that we create. Also, corporate income tax in the Netherlands is lower than the US, so it allows us as a startup to really reinvest our profits and scale up quite quickly before we start passing the revenue back to the US company. This was our infrastructure. It's a little complicated, but it was recommended to us by PricewaterhouseCooper a few years ago and this is how we are configured. Let me explain. There's a couple of slides left, the ROI potential. A lot of you will already understand the possibilities of investing in tech companies, but many people don't and that's why I wanted to address that here. I just drew up a hypothetical scenario for us to take a look at. Let's just say that we're correct and the problems that we're solving are $200 million a year. The technology that we're providing the market can reduce these problems by a quarter within say seven years. Certainly, we're solving other problems and we're gonna be working in other industries, but we'll use this to keep it simple. That would mean the company should earn $10 million a year by that point. That's based on charging 20% of the value created. If we're not earning that, then we're not charging enough for the value that we're delivering. The profit margins in SAS tech companies are quite high, 60 to 80%. When you look at a gross margin of 7 million in a price to earnings ratio for tech companies at 21, then could get an idea. Approximately, our company would be worth something like a $150 million in a relatively short period of time if we can achieve huge results. Also, if we achieve them in 7 years or 10 years, that this is kind of one way that you can evaluate the valuation of a tech company. Well, what does that mean? Well, that means that if you invest at $1,000 at the beginning, it could become worth $31,000. It's quite simple. It's a 31 fold return at this level and the way we see it, this is completely the beginning. We see the possibility for not only a $100 million company in this space, but we see the possibility for a billion dollar company in this space and we're gonna try to go for the top. I'll give you some examples to compare. Take a look at Alibaba, Intercontinental Exchange, which was the company I mentioned earlier, LinkedIn. $1000 invested in those companies early on would be worth quite substantially more than 31 fold returns. This is where we're going and this is what's interesting about investing in tech companies. Of course, there is a strategy to do that as well, and I would highly recommend that you guys, if you're interested and you're investing for the first time in equity crowdfunding, that you follow our webinar next Thursday. We're gonna dig, do a deep dive into equity crowdfunding. We're gonna have a couple of special guests from the crowdfunding space. We're gonna fill in all the details. But this is what we want you to understand, is the upside potential in investing in a company like ours. We hope that you will visit our Wefunder profile. For those of you who have not, please check it out. All the information is there. There's a lot of questions and answers as well there. We've had the campaign open now for five months, so we have a lot of information. Please go through that, and learn about what we're doing, and where we're going with this. We look forward to having you guys with us as investors. We have about 775 investors to date, but just a couple weeks left on our crowdfunding campaign. We want to see that number reach 1,000 people if possible because the more professionals, the more people that we can have invested in our success, the better. I'm gonna pop back on the screen now. I'm gonna go into the Q&A right now. I want to take a look down and see what questions you've had. Anything that you're thinking about or any questions you have, please pop them into the box below. Just scroll down if you're watching this on Crowdcast. You can leave your questions there, and I'll just go through those one by one. I'm gonna take a look starting with the first question from Chris . "What exactly will you do to scale up the business when the VC partner will be found?" That's a really great question. We're doing this crowdfunding campaign to raise money from a large group of people because we're trying to change the industry. In fact, we feel like the more industry investors we can have and the more professionals that we can have that are invested in our success, the better because people have contacts. They have maybe ideas that they can share with us that will make a big difference for startup companies. This is why we've done the crowdfunding campaign. The next level is the C investment and it's very important that we find the right venture capital partner. Those are the big guys that bring in a million or two million bucks or more and help a company like ours go from $5 million valuation to $100 million and above. But it's not just about the money. It's also about the team that they have and the experience that they have with our type of business. We're gonna be shopping around looking for the right VC partner. What you do to scale up, it basically means that we're going to ... At that point, when a VC's we're gonna have a model that needs scaling. That's when they actually get involved for the first time. We will have a model that if we just apply more money to the equation, we can hire a bigger team. We can expand sales, et cetera. Then we'll start to scale it up. That's how that will work and that's a little bit of our thought process on getting VCs involved. Next question from Rob Shapiro. "How big is the average scrap transaction and what are the common materials?" Okay. That's the interesting thing about the scrap business and also as we're trying to apply technology solutions to what we bring to this problem. The transaction sizes are huge. Average transaction size, 100k, 250k, in that range. If we're talking about eBay, a lot of people are quite willing to lose 100 bucks or $1000 on a deal that goes wrong and it's not the end of the world. But no one's willing to lose $100,000. The problem that we had in the beginning was actually building a marketplace for people to trade large quantity of materials through the platform and then give feedback after those feels. We've had, as I mentioned, over $10 million in transaction that we know of. But in the scrap business, that's nothing. Our industry's huge. That's kind of an interesting challenge for us. One thing that we're solving with this company . We're gonna allow people to easily evaluate the risk beside the transaction. What are the most common materials? Well, we deal in metals and plastics currently. We just recently brought in electronic scraps. This is a big area. We're gonna bring in paper as well. But we're gonna expand this further outside of recycling eventually, but we've started with the metal scrap, and we're moving out. Asked, "Are there any forms of revenue that you plan to implement down the line? What else can you do to expand services?" Well, that looks like that came in before we went through the presentation and we do have multiple income streams. It's quite important for a SAS company or a tech company. You need to have as many income streams as possible for diversification. We're definitely planning to do that. Jane asked, "Which are the first three countries according to Google Analytics visiting your website?" Let's just see if ... Looks like jumped on and gave an answer to that one. Looks like last month, 16% United Kingdom, 14% India, and 70% Pakistan. I think those are for logged in members from our ... Yeah, those are actual members for the platform. We're not talking about the external website. Dylan asked, "Why did you choose to be based in the Netherlands?" Yeah, my girlfriend's Dutch, and so we met in the US and moved there, so it's a personal decision end of the day. We moved over there together, but it was also very good for my trading company at the time because as I mentioned, the possibilities, you are much better to manage a trading company or a business like ours from Europe, so it makes sense business-wise as well. I've been there seven years now and intend to stay there for quite some time. It's a really nice place. Any other questions, guys? I see I just got a couple more, so if there's anything else that you can think of, please drop a comment in the question and answers part at the bottom of the screen or if you're again attending on Crowdcast. "Do you have a good team around you? What are their strengths?" Yeah, we definitely, I think we have a great team around us. We're going to now, when this crowdfunding campaign is closed, we're going to either be adding more people to that team. You know what I think is really great is that we have a real kind of international team. In fact, we're very international. David Kelly for example, our CTO, he's from Zimbabwe, Africa and Brendan is from Australia. The other folks are either from Pakistan or India, so we've got a very international team. I think that's one of our strengths that we have representation in the markets overseas as well as at home. Of course, I'm from the US, so I have a previous history here in the recycling business for many years and I have lots of great contacts and connections here in the US, which is where I'm broadcasting this webinar from today. The last question looks like, unless you guys have anymore. The last question appears to be, "When a VC partner invests, does the example you gave of a thousand would return ... would it return 31,000? Be the same or will that dilute our investment?" Let me see. Roy, okay I think I understand your question. It's just slightly unclear, but let me answer it and if it's wrong, just correct or pop any question in. But every time that we take on an investment, at every level, you're always diluting the previous investors. But my job as the CEO of the company is to look out for the interest of the shareholders and that's one of my responsibilities. It is for any CEO at any company. What we want to keep doing and my job is to keep driving the share price up quite simply and so we don't want to ever have a funding round, which has a lower valuation than the previous. In fact, it always needs to be increasing. Of course, when we're taking on additional money, we're also gonna be diluting, so the net value, the net value of the stock itself should be increasing. Even when you talk about dilution, I'm still working to drive the stock price up for the investors in a startup company. Hope that answers your question. Basically yeah, you do dilute, it's very minor, whenever we take on new investors. But the increase in share price should offset that quite well. Okay. Let me see if I have one more question. I've got a couple more that were coming in via Facebook it looks like. One second. Okay, so yeah. This probably is somebody from the industry. They ask the question, "When a deal goes wrong, there are always two sides to the story. How are you gonna separate fact from fiction?" That's a good question. It's a difficult process, no question about it, because there is an incentive from a competitive basis for people to bash each other or maybe create false claims, et cetera. But we know the industry quite well and I've been doing, and my team, others on my team, we come from the scrap business most of us, so we understand the games that people play. We understand a bit about how people can try to game the system. We're gonna build a system that is not easy to game basically. In fact, one of the things that we're implementing is a feedback section in the company reports that we are creating, the new product. It's only based on transactions that we've been able to verify, so there's no way you could give negative feedback on a company unless you've done business with them for example. That's one of the things that we're doing to accomplish that. I want to point out also there was another webinar earlier today. For any of you guys that are interested in learning about the products and seeing like a deep dive into the new product, I recommend you check the link on our Wefunder page. You can link back to Crowdcast. You'll be able to watch that. That presentation is about 45 minutes in length as well. It was very informative. Let's see here. All right, I think that's it. Okay, wait a minute. There's one more question just popped in and I will wrap it up. What about search engine optimization? Do you have such of a team? Yes, we do. We have a marketing company that's helped us in organizing for example all of this, the podcast, and the events that we're doing in the closing weeks of our investment campaign. So yeah, we definitely will also bring in people to do, with certain skills and specialties to help us in any area that's needed. Search engine optimization is not something we've really focused on heavily in the earlier stages, but it's something we're gonna be looking at soon. We've really grown through word of mouth referral and we kind of liked it that way as well because it gets people in that are recommended by others. But we'll in that SE optimization later. That's it, guys. Thank you very much for attending this presentation. I hope that I've been able to give you a lot of information about our company. I hope that it's exciting and inspiring to you. I would love to have you invested with us. We have over 750 investors right now. We want to really add as many people more as possible to that team of investors. We really learn a lot on our investors. We're gonna be leveraging that, so the more people that can invest in our success, the better. You can trust that we'll be working very hard to get you a good return on your investment. There is another webinar again. I've said it previously. But keep in mind, next Thursday there's a webinar where I'm hosting two different experts on crowdfunding. If you want to know about crowdfunding, it's not about Scrap Connection, but it's about the crowdfunding investment opportunity in general, check that webinar out. It's on Thursday of next week. I'll include a link to that in this, on Crowdcast, on the webinar, and also back on Facebook where you're watching this video. Great. All right. Thanks a lot again. Thanks for your attention and thanks for your time. Hope you guys have a great day or evening depending on where you are. Thanks. [0:38:07]